P-RID-CIF(11/21)B 1 PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA CUMULATIVE INCOME MINIMUM RIDER CONTRACT NUMBER: [001-00001] EFFECTIVE DATE: [Contract Issue Date] This Rider is made part of your Contract. For purposes of this Rider, certain provisions of your Contract are amended as described below. If the terms of your Contract and those of this Rider conflict, the provisions of this Rider shall control. Should this Rider terminate, any amended or replaced Contract provisions based on this Rider’s terms will revert to the provisions in the Contract, except as may be provided below. This Rider will terminate upon assignment or a change in ownership of your Contract unless the new assignee or Owner meets the qualifications specified in the Contract Designations and the Termination provisions in the Contract. This Rider may not be re-elected after it terminates. The benefit provided is a one time payment amount subject to the terms in this Rider. This Rider should be read in conjunction with any other Rider or Endorsement made a part of your Contract. Charge for this Rider: [0.05%] annualized as a percentage of the Account Value. This charge is subject to the ‘Contract Fees’ provisions within your Contract. Definitions: Additional Account Value Contribution: Amounts contributed to the Account by you, or on your behalf, after the Initial Account Value Contribution shown on the Contract Schedule, as permitted under this Contract, and acknowledged by us. Additional Account Value Contribution(s) Limitation: Amounts contributed to the Account by you, or on your behalf are subject to review by us on a non-discriminatory basis before being considered Additional Account Value Contributions under your Contract. Circumstances where amounts contributed to your Account may not be considered Additional Account Value Contributions include, but are not limited to, the following: • if we determine that, as a result of the timing and amounts of your Additional Account Value Contributions and Withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of Additional Account Value Contribution(s); or • Additional Account Value Contributions are made on or after the Annuity Date to the Account; or • the oldest Owner(s) reaches age [70]; or • if we are not then offering this Contract for new issues; or • if we are offering a modified version of this Contract for new issues. Initial Account Value Contribution: The amount listed on your Contract Schedule contributed to the Account by you, or on your behalf, as permitted under your Contract and permitted by us. CUMULATIVE INCOME MINIMUM CALCULATION You may be eligible for a one-time Cumulative Income Minimum payment when the youngest of the Annuitants reaches the age of 95. To determine whether an amount is payable, we review the following: A. The Initial Account Value Contribution as shown on the Contract Schedule, adjusted for Additional Account Value Contributions and Withdrawals as follows: 1) plus the total amount of Additional Account Value Contributions made prior to the Income Stage, 2) less the total amount of Non-Income Withdrawals, and 3) proportionally reduced by any Excess Withdrawal;

P-RID-CIF(11/21)B 2 B. The total Annual Income Amount available for Withdrawal in the Income Stage (regardless of whether it is Withdrawn or not); C. The total amount of Insured Income Payments made during the Insured Income Stage; D. Any remaining Account Value. If B+C+D is less than A, the difference represents the Cumulative Income Minimum payment amount. This payment, if applicable, does not impact or interrupt your ability to take, or continue taking, Income Withdrawals nor does it impact your ability to exercise the Insured Income Payment or Annuity Payment options. This payment, if any, is not considered when determining Excess Withdrawals. Termination of this Rider and its Benefits: Benefits pursuant to this Rider will terminate upon the following events: 1) the Contract is terminated, or 2) a change of ownership of the Contract or the Contract is assigned and the new Owner(s) or assignee does not meet the qualifications specified in the ‘Contract Designation’ and ‘Termination of Contract’ provisions of the Contract; or 3) the Account Value is reduced to zero as a result of Withdrawals and the Income Base is reduced to zero during the Income Stage due to Excess Withdrawals; or 4) Annuity Payments have been elected under the Contract; or 5) the youngest Annuitant reaches age 95 and the Cumulative Income Minimum Payment amount has been calculated and, if applicable, paid. PRUCO LIFE INSURANCE COMPANY [ ] Secretary